Exhibit 10.1

COMERICA INCORPORATED

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made as of the            day of                             , 20      , by and between Comerica Incorporated, a Delaware corporation (hereinafter referred to as the “Corporation”), and                                                                      (hereinafter referred to as the “Director”).  Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors, as amended from time to time (the “Plan”).

WITNESSETH THAT:

WHEREAS, the Corporation desires to grant to the Director an award of Restricted Stock Units (“RSUs”) under the Plan and the terms hereinafter set forth:

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award.  Pursuant to the provisions of the Plan, the Corporation awards                      RSUs (the “Award”) to the Director on                                    (the “Date of Award”).  Each RSU shall represent an unfunded, unsecured right for the Director to receive one (1) share of the Corporation’s common stock, par value $5.00 per share (the “Common Stock”), or its cash equivalent, as described in this Agreement.

2. Ownership Rights.  The Director has no voting or other ownership rights in the Corporation arising from the Award of RSUs under this Agreement.

3. Dividends.  The Director shall be credited with dividend equivalents equal to the dividends the Director would have received if the Director had been the owner of a number of shares of Common Stock equal to the number of RSUs credited to the Director on such dividend payment date (the “Dividend Equivalent”).  Any Dividend Equivalent deriving from a cash dividend shall be converted into additional RSUs based on the Fair Market Value of Common Stock on the dividend payment date.  Any Dividend Equivalent deriving from a dividend of shares of Common Stock shall be converted into additional RSUs on a one-for-one basis.  The Director shall continue to be credited with Dividend Equivalents until the Settlement Date (defined below).  The Dividend Equivalents so credited shall be subject to the same terms and conditions as the corresponding Award, and they shall vest (or, if applicable, be forfeited) and be settled in the same manner and at the same time as the corresponding Award, as if they had been granted at the same time as such Award.

4. Vesting.  Except as provided in Section 6, the Award shall vest one year after the Date of Award, with such vesting contingent upon the Director’s continued service as a director of the Corporation for a period of one year after the Date of Award.  If a Director’s service as a director of the Corporation terminates for any reason prior to the date on which the Award vests, the Award and all corresponding Dividend Equivalents shall be forfeited, and no shares of Common Stock or other payment shall be made to the Director in respect of the Award or any corresponding Dividend Equivalents.

5. Settlement.  Once vested, the Award will be settled as follows:

(a)           In General.  Subject to Section 6(a) hereof, the Award will be settled in Common Stock.  Subject to the terms of the Plan, settlement of the Award shall occur on the one-year anniversary of the date that the Director has a Separation from Service (other than as a result of the Director’s Disability); or, in the case of (i) the Director’s death or Separation from Service due to Disability or (ii) a Change of Control, settlement of the Award shall occur as of such earlier date set forth in Section 6 hereof (the “Settlement Date”).  On the Settlement Date, the Corporation shall, with respect to an Award that is to be settled in Common Stock, issue or cause there to be transferred to the Director (or, in the case of the

Director’s death, to the Director’s designated beneficiary or estate, as applicable or, in the case of the Director’s Disability, to the Director’s guardian or legal representative, if applicable and if permissible under applicable law) a number of shares of Common Stock equal to the aggregate number of RSUs granted to the Director under this Agreement (including, without limitation, the RSUs attributable to Dividend Equivalents) (the “Settlement Shares”).

(b)           Termination of Rights.  Upon the issuance or transfer of Settlement Shares in settlement of the Award (including, without limitation, the RSUs attributable to Dividend Equivalents), the Award shall be settled in full and the Director (or his or her designated beneficiary or estate, in the case of death) shall have no further rights with respect to the Award.

(c)           Certificates or Book Entry.  As of the Settlement Date, the Corporation shall, at the discretion of the Committee or its designee, either issue one or more certificates in the Director’s name for such Settlement Shares or evidence book-entry registration of the Settlement Shares in the Director’s name (or, in the case of death, to the Director’s designated beneficiary, if any).

(d)           Conditions to Delivery.  Notwithstanding any other provision of this Agreement, the Corporation shall not be required to evidence book-entry registration or issue or deliver any certificate or certificates representing Settlement Shares in the event the Corporation reasonably anticipates that such registration, issuance or delivery would violate Federal securities laws or other applicable law; provided that the Corporation must evidence book-entry registration or issue or deliver said certificate or certificates at the earliest date at which the Corporation reasonably anticipates that such registration, issuance or delivery would not cause such violation.

(e)           Legends.  The Settlement Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Settlement Shares are listed, any applicable Federal or state laws or the Corporation’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on or otherwise apply to any certificates or book-entry position representing Settlement Shares to make appropriate reference to such restrictions.

6. Change of Control; Death, Disability or Retirement.  Notwithstanding anything in this Agreement to the contrary:

(a)           Upon a Change of Control, the Award (including, without limitation, the RSUs attributable to Dividend Equivalents) shall immediately and fully vest and become nonforfeitable and such Award shall be settled in cash (rather than Settlement Shares) within the 30-day period following the date of such Change of Control.

(b)           In the event of the Director’s death or Separation from Service due to Disability or following Retirement while serving as a director with the Corporation, the Award (including, without limitation, the RSUs attributable to Dividend Equivalents) shall immediately and fully vest and become nonforfeitable and the Award shall be settled as set forth in Section 5; provided, however, that in the case of the Director’s death or Separation from Service due to Disability, the Award shall be settled in Settlement Shares within the 30-day period following the date of such Director’s death or Separation from Service, as applicable.

(c)           The Committee shall have the sole and absolute discretion to determine whether the termination of the Director’s membership on the board of directors of the Corporation is by reason of Disability, as defined by the Plan and in accordance with Internal Revenue Code Section 409A.

7. Transferability.  Unless otherwise determined by the Committee, the RSUs subject to this Award (including, without limitation, Dividend Equivalents) may not be assigned, alienated, pledged,

attached, sold or otherwise transferred or encumbered by the Director otherwise than by will or by the laws of intestacy, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Corporation or any Subsidiary or Affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Adjustment in Award.  In the event the number of outstanding shares of Common Stock changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution made to holders of Common Stock other than cash dividends, the number or kind of shares subject to this Award shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustments of the Award or shares of Common Stock issuable pursuant thereto so that the value of the interest of the Director shall not be decreased by reason of the occurrence of such event.  Any such adjustment shall be deemed conclusive and binding on the Corporation, the Director, his or her beneficiaries and all other interested parties.

9. Administration; Amendment.  This Award has been made pursuant to a determination by the Committee and/or the Board of Directors of the Corporation, and the Committee shall have plenary authority to interpret, in its sole and absolute discretion, any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement.  All such interpretations and determinations shall be final and binding on all persons, including the Corporation, the Director, his or her beneficiaries and all other interested parties.  Subject to the terms of the Plan, this Agreement may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Agreement may adversely affect the Director’s rights under this Agreement without the Director’s consent except such an amendment made to cause the Award to comply with applicable law, stock exchange rules or accounting rules.

10. Binding Nature of Plan.  The Award is subject to the Plan.  The Director agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award.  In the event any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

11. Applicable Law.  The validity, construction and effect of this Agreement and any rules and regulations relating to the Agreement shall be determined in accordance with the laws of the State of Delaware, unless preempted by federal law, and also in accordance with Internal Revenue Code Section 409A and any interpretive authorities promulgated thereunder.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf, and the Director has signed this Agreement to evidence the Director’s acceptance of the terms hereof, all as of the date first above written.

COMERICA INCORPORATED

By:

DIRECTOR

Name: